UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

(Exact name of registrant as specified in charter)

Virginia	001-32709	54-0283385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6610 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02.	Results of Operations and Financial Condition.

The information contained in this Current Report on Form 8-K is being filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Consolidated Statements of Income

(Dollar amounts in millions)

(unaudited)

	Years Ended December 31,
	2005	2004
Revenues	$705.2	$699.9
Benefits and expenses	650.4	644.5

Income before income taxes and cumulative effects in accounting principle	54.8	55.4
Provision (benefit) for income taxes	25.3	(143.3)

Income before cumulative effect of change in accounting principle	29.5	198.7
Cumulative effect of change in accounting principle, net of tax of $0.4 million	—	0.7

Net income	$29.5	$199.4

Consolidated Balance Sheets

(Dollar amounts in millions)

(unaudited)

	December 31,
	2005	2004
Assets:
Total investments	$6,890.9	$8,850.6
Separate account assets	8,777.3	8,636.7
Reinsurance recoverable	2,307.4	2,753.8
All other assets	906.4	596.8

Total assets	$18,882.0	$20,837.9

Liabilities and Stockholders’ equity:
Policyholder liabilities	$8,490.7	$9,929.9
Separate account liabilities	8,777.3	8,636.7
All other liabilities	516.2	681.3

Total liabilities	17,784.2	19,247.9
Total stockholders’ equity	1,097.8	1,590.0

Total liabilities and stockholders’ equity	$18,882.0	$20,837.9

Genworth Life and Annuity Insurance Company (“GLAIC,” “we,” “us,” “our”), formerly known as GE Life and Annuity Assurance Company, reported net income in 2005 of $29.5 million, an $169.9 million decrease from 2004. The decrease is primarily due to an increase in taxes of $168.6 million. In 2004, we entered into a reinsurance transaction, in which we ceded to Union Fidelity Life Insurance Company (“UFLIC”) substantially all of our in-force blocks of variable annuities and structured settlements. The reinsurance transactions with UFLIC were completed and accounted for at book value and will be reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit for the year ended December 31, 2004.

The decline in stockholders’ equity is primarily attributed to the $449.9 million in dividends paid in 2005 to our common and preferred stockholders. The decrease in assets and corresponding liabilities is driven by management’s decision to reduce the funding agreements and change the product mix in GLAIC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

Date: February 1, 2006	By:	/s/ J. KEVIN HELMINTOLLER
J. Kevin Helmintoller
Senior Vice President – Chief Financial Officer